News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

Terex Corporation Announces Capital Markets Transactions

Westport, CT, May 27, 2009 – Terex Corporation (NYSE: TEX) today announced that it is seeking approximately $600 million in new financing. The company intends to offer, subject to market and other conditions, $300 million in senior notes, $150 million in senior subordinated convertible notes and 11 million shares of Terex common stock. Terex intends to use the net proceeds from the offering to pay down certain outstanding amounts under its senior credit facility and for general corporate purposes. Terex intends to grant the underwriters an option to purchase up to an additional $22.5 million in convertible notes and 1,650,000 shares of common stock to cover over-allotments, if any.

Terex intends to offer and sell these securities under the Company's existing shelf registration statement filed with the Securities and Exchange Commission in July 2007 and amended on November 6, 2007. When available, copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from: Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010 (tel:800-221-1037); UBS Investment Bank, Attention: Prospectus Department, 299 Park Ave., New York, NY 10171 (tel:888-827-7275); and Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel:800-831-9146).

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Credit Suisse, UBS Investment Bank and Citi will act as the joint book-running managers of the offerings.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com